    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 27, 2000

                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                         ------------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                         ------------------------------

                               LANDEC CORPORATION

             (Exact Name of Registrant as Specified in Its Charter)

                      CALIFORNIA                                              94-3025618
            (State or Other Jurisdiction of                                (I.R.S. Employer
            Incorporation or Organization)                              Identification Number)

                               3603 HAVEN AVENUE
                       MENLO PARK, CALIFORNIA 94025-1010
                                 (650) 306-1650
       (Address, Including Zip Code, and Telephone Number, Including Area
               Code, of Registrant's Principal Executive Offices)

                         ------------------------------

                                 GARY T. STEELE
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                      LANDEC CORPORATION 3603 HAVEN AVENUE
                       MENLO PARK, CALIFORNIA 94025-1010
                                 (650) 306-1650
(Name, Address Including Zip Code, and Telephone Number Including Area Code, of
                               Agent for Service)

                         ------------------------------

                                   COPIES TO:
                              GEOFFREY P. LEONARD
                       ORRICK, HERRINGTON & SUTCLIFFE LLP
                                1020 MARSH ROAD
                          MENLO PARK, CALIFORNIA 94025
                                 (650) 614-7400

                         ------------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   From time to time after the effective date of this Registration Statement

                         ------------------------------

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
------------------

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
------------------

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                           PROPOSED MAXIMUM     PROPOSED MAXIMUM
      TITLE OF EACH CLASS OF              AMOUNT TO         OFFERING PRICE          AGGREGATE            AMOUNT OF
    SECURITIES TO BE REGISTERED         BE REGISTERED         PER UNIT(1)       OFFERING PRICE(1)    REGISTRATION FEE
Common Stock, par value $0.001.....     2,562,503(2)             6.125             15,695,331            4,144.00

(1) Estimated solely for the purpose of computing the amount of the registration fee based on the average of the high and low price of the Common Stock as reported on the Nasdaq National Market on January 21, 2000, pursuant to Rule 457(c).

(2) Includes up to 1,666,670 shares of Common Stock to be issued upon conversion of Series A Preferred Stock and an indeterminate number of additional shares of Common Stock as may from time to time become issuable upon conversion of the Preferred Stock to prevent dilution resulting from stock splits, stock dividends or similar transactions, which shares are registered hereunder pursuant to Rule 416.

                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                 SUBJECT TO COMPLETION, DATED JANUARY 27, 2000
THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS DECLARED EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS

                                2,562,503 SHARES

                               LANDEC CORPORATION

                                  COMMON STOCK

                               ------------------

    This prospectus is part of a registration statement that covers 2,562,503 shares of our common stock (the "Shares"). These Shares may be offered and sold from time to time by certain of our stockholders (the "Selling Stockholders"). The Selling Stockholders may sell the Shares from time to time on the Nasdaq National Market in regular brokerage transactions, in transactions directly with market makers or in certain privately negotiated transactions. The Selling Stockholders and any underwriters, dealers or agents who participate in the distribution of the Shares may be deemed to be "underwriters" under the Securities Act of 1933. See "Plan of Distribution."

    We will not receive any proceeds from the sale of the Shares by the Selling Stockholders. We will bear the costs and expenses of registering the Shares offered by the Selling Stockholders. Selling commissions, brokerage fees and any applicable stock transfer taxes are payable by the Selling Stockholders.

    Our common stock is traded on the Nasdaq National Market under the symbol "LNDC." On January 25, 2000, the last sale price of the Company's common stock on the Nasdaq National Market was $6.5625 per share.

        THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
                 SEE "RISK FACTORS" BEGINNING ON PAGE 3 HEREIN.

                            ------------------------

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
        AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
      HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

    You should rely only on the information contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement. No one has been authorized to provide you with different information.

        You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of such document.

               The date of this Prospectus is             , 2000

                                  THE COMPANY

    Landec Corporation and its subsidiaries ("Landec" or the "Company") design, develop, manufacture and sell temperature-activated and other specialty polymer products for a variety of food products, agricultural products, specialty industrial and medical applications. This proprietary polymer technology is the foundation, and a key differentiating advantage, upon which the Company has built its business.

    Landec's Food Products Technology business, operated through its wholly owned subsidiary Apio, Inc., combines Landec's proprietary food packaging technology with the capabilities of a large national food supplier and value-added produce processor. This combination was consummated in December 1999 when the Company acquired Apio, Inc. and certain related entities (collectively "Apio").

    The Company's Agricultural Seed Technology business, operated through its wholly owned subsidiary Intellicoat Corporation ("Intellicoat"), combines Landec's proprietary seed coating technology with the unique direct marketing, telephone sales and e-commerce distribution capabilities of Fielder's Choice Direct ("Fielder's Choice"). In September 1997, Intellicoat acquired Fielder's Choice, a direct marketer of hybrid seed corn.

    In addition to its two core businesses, the Company also operates a Technology Licensing/Research and Development Business which licenses products outside of Landec's core businesses to industry leaders such as Alcon Laboratories, Inc. ("Alcon") and Hitachi Chemicals. It also engages in research and development activities with companies such as ConvaTec, a division of Bristol Myers Squibb.

    To support the polymer manufacturing needs of the core businesses, Landec has developed and acquired lab scale and pilot plant capabilities in Menlo Park, California and scale-up and commercial manufacturing capabilities at its Dock Resins Corporation subsidiary ("Dock Resins") in Linden, New Jersey. In
April 1997, Landec acquired Dock Resins, a manufacturer and marketer of specialty acrylic and other polymers. In addition to providing manufacturing capabilities, Dock Resins sells industrial specialty products under the Doresco-TM- trademark which are used by more than 300 customers throughout the United States in the coatings, printing inks, laminating and adhesives markets.

    The Company's core polymer products are based on its patented proprietary Intelimer-Registered Trademark- polymers, which differ from other polymers in that they can be customized to abruptly change their physical characteristics when heated or cooled through a pre-set temperature switch. For instance, Intelimer polymers can change within the space of one or two degrees Celsius from a slick, non-adhesive state to a highly tacky, adhesive state; from an impermeable state to a highly permeable state; or from a solid state to a viscous state. These abrupt changes are repeatedly reversible and can be tailored by Landec to occur at specific temperatures, thereby offering substantial competitive advantages in the Company's target markets.

    The Company was incorporated in California on October 31, 1986. The Company completed its initial public offering in 1996 and is listed on the Nasdaq National Market under the symbol "LNDC." Our principal executive offices are located at 3603 Haven Avenue, Menlo Park, California 94025 and our telephone number is (650) 306-1650.

                           FORWARD LOOKING STATEMENTS

    This prospectus contains so-called forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and the Company intends that such forward-looking statements be subject to the safe harbor provisions thereof. These include statements about our expectations, beliefs, intentions or strategies for the future, which we indicate by words or phrases such as "anticipate," "expect," "intend," "plan," "will," "we believe," "management believes" and similar language. All forward-looking statements are based on our current expectations and are subject to certain risks, uncertainties and assumptions. Our actual results may differ materially from results anticipated in these forward-looking statements. We base our forward-looking statements on information currently available to us, and we assume no obligation to update them.

                                  RISK FACTORS

    Prospective purchasers of the common stock offered by this prospectus should carefully consider the following risk factors. The Company's business, financial condition and results of operations have been, and in the future may be, affected by a variety of factors, including those set forth below or incorporated by reference in this prospectus.

HISTORY OF OPERATING LOSSES AND ACCUMULATED DEFICIT.

    The Company has incurred net losses in each fiscal year since its inception, including a net loss of $2.8 million for fiscal year 1999. The Company's accumulated deficit as of October 31, 1999 totaled $45.5 million. The Company may incur additional losses in the future. The amount of future net profits, if any, is highly uncertain and there can be no assurance that the Company will be able to reach or sustain profitability for an entire fiscal year.

THE COMPANY'S SUBSTANTIAL INDEBTEDNESS COULD LIMIT ITS FINANCIAL AND OPERATING
  FLEXIBILITY AND SUBJECT IT TO OTHER RISKS.

    Upon the closing of the Apio acquisition, the Company's total debt, including current maturities and capital lease obligations, increased to approximately $22 million and the total debt to equity ratio was approximately 40%. This level of indebtedness could have significant consequences because:

    - a substantial portion of the Company's net cash flow from operations must be dedicated to debt service and will not be available for other purposes;

    - the Company's ability to obtain additional debt financing in the future for working capital, capital expenditures or acquisitions may be limited; and

    - the Company's level of indebtedness may limit its flexibility in reacting to changes in the industry and economic conditions generally.

    The Company's ability to service its indebtedness will depend on its future performance, which will be affected by prevailing economic conditions and financial, business and other factors, some of which are beyond the Company's control. If the Company were unable to service its debt, it would be forced to pursue one or more alternative strategies such as selling assets, restructuring or refinancing its indebtedness or seeking additional equity capital, which might not be successful and which could substantially dilute the ownership interest of existing shareholders.

    In addition, Apio is subject to various financial and operating covenants under its term debt and line of credit facilities (the "loan agreement"), including minimum levels of EBITDA, minimum fixed charge coverage ratio, minimum current ratio, minimum adjusted net worth and maximum leverage ratios. These requirements and ratios generally become more restrictive over time. The loan agreement limits the ability of Apio to make cash payments to Landec until the outstanding balance is reduced to an amount specified in the loan agreement. The Company has pledged substantially all of Apio's assets to secure its bank debt. The Company's failure to comply with the obligations under the loan agreement, including maintenance of financial ratios, could result in an event of default, which, if not cured or waived, would permit acceleration of the indebtedness due under the loan agreement. Any such violations of its obligations under the loan agreement could have a material adverse effect on the Company's business, results of operations and financial condition.

QUARTERLY FLUCTUATIONS IN OPERATING RESULTS.

    In the past, the Company's results of operations have varied significantly from quarter to quarter and such fluctuations are expected to continue in the future. Historically, the Company's corn seed distributor, Fielder's Choice, has been the primary source of these fluctuations, as its revenues and profits are concentrated over a few months during the spring planting season (generally during the Company's second quarter). In addition, Apio can be heavily affected by seasonal and weather factors which could impact quarterly results. The Company's earnings in its Food Products Technology business will be sensitive to price fluctuations in the fresh vegetables and fruits markets. Excess supplies can cause intense price competition. Other factors affecting the Company's food and/or agricultural operations include the seasonality of its supplies, the ability to process produce during critical harvest periods, the timing and effects of ripening, the degree of perishability, the effectiveness of worldwide distribution systems, the terms of various federal and state marketing orders, total worldwide industry volumes, the seasonality of consumer demand, foreign currency fluctuations, foreign importation restrictions and foreign political risks. As a result of these and other factors, the Company expects to continue to experience fluctuations in quarterly operating results, and there can be no assurance that the Company will be able to reach or sustain profitability for an entire fiscal year.

UNCERTAINTY RELATING TO INTEGRATION OF APIO AND OTHER NEW BUSINESS ACQUISITIONS.

    The Company's acquisition of Apio involves the integration of Apio's operations into the Company. The integration will require the dedication of management resources in order to achieve the anticipated operating efficiencies of the acquisition. No assurance can be given that difficulties encountered in integrating the operations of Apio into the Company will be overcome or that the benefits expected from such integration will be realized. The difficulties in combining Apio and the Company's operations are exacerbated by the necessity of coordinating geographically separate organizations, integrating personnel with disparate business backgrounds and combining different corporate cultures. The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of the combined company's business. Difficulties encountered or additional costs incurred in connection with the acquisition and the integration of the operations of Apio and the Company could have a material adverse effect on the business, results of operations and financial condition of the Company.

    The successful integration of other new business acquisitions may require substantial effort from the Company's management. The diversion of the attention of management and any difficulties encountered in the transition process could have a material adverse effect on the Company's ability to realize the anticipated benefits of the acquisitions. The successful combination of new businesses also requires coordination of research and development activities, manufacturing, and sales and marketing efforts. In addition, the process of combining organizations could cause the interruption of, or a loss of momentum in, the Company's activities. There can be no assurance that the Company will be able to retain key management, technical, sales and customer support personnel, or that the Company will realize the anticipated benefits of the acquisitions, and the failure to do so would have a material adverse effect on the Company's business, results of operations and financial condition.

EARLY COMMERCIALIZATION OF CERTAIN PRODUCTS; DEPENDENCE ON NEW PRODUCTS AND
  TECHNOLOGIES; UNCERTAINTY OF MARKET ACCEPTANCE.

    The Company is in the early stage of product commercialization of certain Intellipac breathable membrane, Intellicoat seed coating and Intelimer polymer systems products and many of its potential products are in development. The Company believes that its future growth will depend in large part on its ability to develop and market new products in its target markets and in new markets. In particular, the Company expects that its ability to compete effectively with existing food products, agricultural, industrial and medical companies will depend substantially on successfully developing, commercializing, achieving market acceptance of and reducing the cost of producing the Company's products. In addition, commercial applications of the Company's temperature switch polymer technology are relatively new and evolving. There can be no assurance that the Company will be able to successfully develop, commercialize, achieve market acceptance of or reduce the costs of producing the Company's new products, or that the Company's competitors will not develop competing technologies that are less expensive or otherwise superior to those of the Company. There can be no assurance that the Company will be able to develop and introduce new products and technologies in a timely manner or that new products and technologies will gain market acceptance. The failure to develop and successfully market new products would have a material adverse effect on the Company's business, results of operations and financial condition.

    The success of the Company in generating significant sales of its products will depend in part on the ability of the Company and its partners and licensees to achieve market acceptance of the Company's new products and technology. The extent to which, and rate at which, market acceptance and penetration are achieved by the Company's current and future products are a function of many variables including, but not limited to, price, safety, efficacy, reliability, conversion costs and marketing and sales efforts, as well as general economic conditions affecting purchasing patterns. There can be no assurance that markets for the Company's new products will develop or that the Company's new products and technology will be accepted and adopted. The failure of the Company's new products to achieve market acceptance would have a material adverse effect on the Company's business, results of operations and financial condition.

COMPETITION AND TECHNOLOGICAL CHANGE.

    The Company operates in highly competitive and rapidly evolving fields, and new developments are expected to continue at a rapid pace. Competition from large food products, agricultural, industrial and medical companies is expected to be intense. In addition, the nature of the Company's collaborative arrangements may result in its corporate partners and licensees becoming competitors of the Company. Many of these competitors have substantially greater financial and technical resources and production and marketing capabilities than the Company, and may have substantially greater experience in conducting clinical and field trials, obtaining regulatory approvals and manufacturing and marketing commercial products. There can be no assurance that these competitors will not succeed in developing alternative technologies and products that are more effective, easier to use or less expensive than those which have been or are being developed by the Company or that would render the Company's technology and products obsolete and non-competitive.

LIMITED MANUFACTURING EXPERIENCE; DEPENDENCE ON THIRD PARTIES.

    The Company's success is dependent in part upon its ability to manufacture its products in commercial quantities in compliance with regulatory requirements and at acceptable costs. There can be no assurance that the Company will be able to achieve this.

    Although the Company believes Dock Resins will provide Landec with practical knowledge in the scale-up of Intelimer polymer products, production in commercial-scale quantities may involve technical challenges for the Company. The Company anticipates that a portion of the Company's products will be manufactured in the Linden, New Jersey facility acquired in the purchase of Dock Resins. The Company's reliance on this facility involves a number of potential risks, including the unavailability of, or interruption in access to, certain process technologies and reduced control over delivery schedules, and low manufacturing yields and high manufacturing costs. The Company may also need to consider seeking collaborative arrangements with other companies to manufacture certain of its products. If the Company becomes dependent upon third parties for the manufacture of its products, then the Company's profit margins and its ability to develop and deliver such products on a timely basis may be adversely affected. Moreover, there can be no assurance that such parties will adequately perform and any failures by third parties may impair the Company's ability to deliver products on a timely basis, impair the Company's competitive position, or may delay the submission of products for regulatory approval. In late fiscal 1999, in an effort to reduce reliance on third party manufacturers, the Company began the set up of a manufacturing operation at its facility in Menlo Park, California, for the production of Intellipac breathable membrane products. There can be no assurance that the Company can successfully operate a manufacturing operation at acceptable costs, with acceptable yields, and retain adequately trained personnel. The occurrence of any of these factors could have a material adverse effect on the Company's business, results of operations and financial condition.

DEPENDENCE ON SINGLE SOURCE SUPPLIERS.

    Many of the raw materials used in manufacturing certain of the Company's products are currently purchased from a single source, including certain monomers used to synthesize Intelimer polymers and substrate materials for the Company's breathable membrane products. In addition, virtually all of the hybrid corn varieties sold by Fielder's Choice are purchased from a single source. Upon manufacturing scale-up and as hybrid corn sales increase, the Company may enter into alternative supply arrangements. Although to date the Company has not experienced difficulty acquiring materials for the manufacture of its products nor has Fielder's Choice experienced difficulty in acquiring hybrid corn varieties, no assurance can be given that interruptions in supplies will not occur in the future, that the Company will be able to obtain substitute vendors, or that the Company will be able to procure comparable materials or hybrid corn varieties at similar prices and terms within a reasonable time. Any such interruption of supply could have a material adverse effect on the Company's ability to manufacture and distribute its products and, consequently, could materially and adversely affect the Company's business, results of operations and financial condition.

PATENTS AND PROPRIETARY RIGHTS.

    The Company's success depends in large part on its ability to obtain patents, maintain trade secret protection and operate without infringing on the proprietary rights of third parties. There can be no assurance that any pending patent applications will be approved, that the Company will develop additional proprietary products that are patentable, that any patents issued to the Company will provide the Company with competitive advantages or will not be challenged by any third parties or that the patents of others will not prevent the commercialization of products incorporating the Company's technology. Furthermore, there can be no assurance that others will not independently develop similar products, duplicate any of the Company's products or design around the Company's patents. The Company has received, and may in the future receive, from third parties, including some of its competitors, notices claiming that it is infringing third party patents or other proprietary rights. If the Company were determined to be infringing any third-party patent, the Company could be required to pay damages, alter its products or processes, obtain licenses or cease certain activities. If the Company is required to obtain any licenses, there can be no assurance that the Company will be able to do so on commercially favorable terms, if at all. Litigation, which could result in substantial costs to and diversion of effort by the Company, may also be necessary to enforce any patents issued or licensed to the Company or to determine the scope and validity of third-party proprietary rights. Any such litigation or interference proceeding, regardless of outcome, could be expensive and time consuming and could subject the Company to significant liabilities to third parties, require disputed rights to be licensed from third parties or require the Company to cease using such technology and, consequently, could have a material adverse effect on the Company's business, results of operations and financial condition.

ENVIRONMENTAL REGULATIONS

    Federal, state and local regulations impose various environmental controls on the use, storage, discharge or disposal of toxic, volatile or otherwise hazardous chemicals and gases used in certain manufacturing processes, including those utilized by Dock Resins. As a result of historic off-site disposal practices, Dock Resins was recently involved in two actions seeking to compel the generators of hazardous waste to remediate hazardous waste sites. Dock Resins has been informed by its counsel that it was a DE MINIMISgenerator to these sites, and these actions have been settled without the payment of any material amount by the Company. In addition, the New Jersey Industrial Site Recovery Act ("ISRA") requires an investigation and remediation of any industrial establishment, like Dock Resins, which changes ownership. This statute was activated by the Company's acquisition of Dock Resins. Dock Resins has completed its investigation of the site, delineated the limited areas of concern on the site, and completed the bulk of the active remediation required under the statute. The costs associated with this effort are being borne by the former owner of Dock Resins, and counsel has advised Dock Resins and the Company that funds of the former owner required by ISRA to be set aside for this effort are sufficient to pay for the successful completion of remedial activities at the site. In most cases, the Company believes its liability will be limited to sharing clean-up or other remedial costs with other potentially responsible parties. Any failure by the Company to control the use of, or to restrict adequately the discharge of, hazardous substances under present or future regulations could subject it to substantial liability or could cause its manufacturing operations to be suspended and could have a material adverse effect on the Company's business, operating results and financial condition. There can be no assurance that changes in environmental regulations will not impose the need for additional capital equipment or other requirements.

    The Company's agricultural operations are subject to a variety of environmental laws including the Food Quality Protection Act of 1966, the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act, the Federal Insecticide, Fungicide and Rodenticide Act and the Comprehensive Environmental Response, Compensation and Liability Act. Compliance with these laws and related regulations is an ongoing process. Environmental concerns are, however, inherent in most agricultural operations, including those conducted by the Company, and there can be no assurance that the cost of compliance with environmental laws and regulations will not be material. Moreover, it is possible that future developments, such as increasingly strict environmental laws and enforcement policies thereunder, and further restrictions on the use of manufacturing chemicals could result in increased compliance costs.

ADVERSE GROWING CONDITIONS.

    The Company's Food Products and Agricultural Seed Technology businesses are subject to weather conditions that affect commodity prices, crop yields, and decisions by growers regarding crops to be planted. Crop diseases and severe conditions, particularly weather conditions such as floods, droughts, frosts, windstorms and hurricanes may adversely affect the supply of vegetables and fruits used in the Company's business, reduce the sales volumes and increase the unit production costs. Because a significant portion of the costs are fixed and contracted in advance of each operating year, volume declines due to production interruptions or other factors could result in increases in unit production costs which could result in substantial losses and weaken the Company's financial condition. If the supply of any of the Company's products is adversely affected by the adverse conditions, there can be no assurance that the Company will be able to obtain sufficient supplies from alternative sources.

LIMITED SALES AND MARKETING EXPERIENCE.

    The Company has only limited experience marketing and selling its Intelimer polymer products. While Dock Resins will provide consultation and in some cases direct marketing support for Landec's Intelimer polymer products, establishing sufficient marketing and sales capability will require significant resources. The Company intends to distribute certain of its products through its corporate partners and other distributors and to sell certain other products through a direct sales force. There can be no assurance that the Company will be able to recruit and retain skilled sales management, direct salespersons or distributors, or that the Company's sales and marketing efforts will be successful. To the extent that the Company has entered into or will enter into distribution or other collaborative arrangements for the sale of its products, the Company will be dependent on the efforts of third parties. There can be no assurance that such sales and marketing efforts will be successful and any failure in such efforts could have a material adverse effect on the Company's business, operating results and financial condition.

DEPENDENCE ON COLLABORATIVE PARTNERS AND LICENSEES.

    For certain of its current and future products, the Company's strategy for development, clinical and field testing, manufacture, commercialization and marketing includes entering into various collaborations with corporate partners, licensees and others. The Company is dependent on its corporate partners to develop, test, manufacture and/or market certain of its products. Although the Company believes that its partners in these collaborations have an economic motivation to succeed in performing their contractual responsibilities, the amount and timing of resources to be devoted to these activities are not within the control of the Company. There can be no assurance that such partners will perform their obligations as expected or that the Company will derive any additional revenue from such arrangements. There can be no assurance that the Company's partners will pay any additional option or license fees to the Company or that they will develop, market or pay any royalty fees related to products under the agreements. Moreover, certain of the collaborative agreements provide that they may be terminated at the discretion of the corporate partner, and certain of the collaborative agreements provide for termination under certain other circumstances. In addition, there can be no assurance as to the amount of royalties, if any, on future sales of QuickCast and PORT products as the Company no longer has control over the sales of such products since the sale of QuickCast and the license of the PORT product lines. There can be no assurance that the Company's partners will not pursue existing or alternative technologies in preference to the Company's technology. Furthermore, there can be no assurance that the Company will be able to negotiate additional collaborative arrangements in the future on acceptable terms, if at all, or that such collaborative arrangements will be successful.

GOVERNMENT REGULATION

    The Company's products and operations are subject to governmental regulation in the United States and foreign countries. The manufacture of the Company's products is subject to periodic inspection by regulatory authorities. There can be no assurance that the Company will be able to obtain necessary regulatory approvals on a timely basis or at all. Delays in receipt of or failure to receive such approvals or loss of previously received approvals would have a material adverse effect on the Company's business, financial condition and results of operations. Although Landec has no reason to believe that it will not be able to comply with all applicable regulations regarding the manufacture and sale of its products and polymer materials, such regulations are always subject to change and depend heavily on administrative interpretations and the country in which the products are sold. There can be no assurance that future changes in regulations or interpretations relating to such matters as safe working conditions, laboratory and manufacturing practices, environmental controls, and disposal of hazardous or potentially hazardous substances will not adversely affect the Company's business. There can be no assurance that the Company will not be required to incur significant costs to comply with such laws and regulations in the future, or that such laws or regulations will not have a material adverse effect on the Company's business, operating results and financial condition. As a result of the Apio acquisition, the Company is subject to USDA rules and regulations concerning the safety of the food products handled and sold by Apio, and the facilities in which they are packed and processed. Failure to comply with the applicable regulatory requirements can, among other things, result in fines, injunctions, civil penalties, suspensions or withdrawal of regulatory approvals, product recalls, product seizures, including cessation of manufacturing and sales, operating restrictions and criminal prosecution.

INTERNATIONAL OPERATIONS AND SALES.

    In fiscal years 1999 and 1998, approximately 3% of the Company's total revenues were derived from product sales to and collaborative agreements with international customers. The Company expects that with the acquisition of Apio and its export business, international revenues will become an important component of its total revenues. A number of risks are inherent in international transactions. International sales and operations may be limited or disrupted by the regulatory approval process, government controls, export license requirements, political instability, price controls, trade restrictions, changes in tariffs or difficulties in staffing and managing international operations. Foreign regulatory agencies have or may establish product standards different from those in the United States, and any inability to obtain foreign regulatory approvals on a timely basis could have a material adverse effect on the Company's international business and its financial condition and results of operations. While the Company's foreign sales are currently priced in dollars, fluctuations in currency exchange rates, such as those recently experienced in many Asian countries which comprise a part of the territories of certain of the Company's collaborative partners and Apio's export business, may reduce the demand for the Company's products by increasing the price of the Company's products in the currency of the countries to which the products are sold. There can be no assurance that regulatory, geopolitical and other factors will not adversely impact the Company's operations in the future or require the Company to modify its current business practices.

CUSTOMER CONCENTRATION.

    For fiscal year 1999, sales to the Company's top five customers accounted for approximately 28% of the Company's product sales with the top customer accounting for 10% of the Company's product sales. The Company expects that for the foreseeable future a limited number of customers may continue to account for a substantial portion of its net revenues. The Company may experience changes in the composition of its customer base, as Apio, Dock Resins and Fielder's Choice have experienced in the past. The Company does not have long-term purchase agreements with any of its customers. The reduction, delay or cancellation of orders from one or more major customers for any reason or the loss of one or more of such major customers could materially and adversely affect the Company's business, operating results and financial condition. In addition, since certain products manufactured in the Linden, New Jersey facility or processed by Apio at its Guadalupe, California facility are often sole sourced to its customers, the Company's operating results could be adversely affected if one or more of its major customers were to develop other sources of supply. There can be no assurance that the Company's current customers will continue to place orders, that orders by existing customers will not be canceled or will continue at the levels of previous periods or that the Company will be able to obtain orders from new customers.

PRODUCT LIABILITY EXPOSURE AND AVAILABILITY OF INSURANCE.

    The testing, manufacturing, marketing, and sale of the products being developed by the Company involve an inherent risk of allegations of product liability. While no product liability claims have been made against the Company to date, if any such claims were made and adverse judgments obtained, they could have a material adverse effect on the Company's business, operating results and financial condition. Although the Company has taken and intends to continue to take what it believes are appropriate precautions to minimize exposure to product liability claims, there can be no assurance that it will avoid significant liability. The Company currently maintains medical and non-medical product liability insurance with limits in the amount of $4.0 million per occurrence and $5.0 million in the annual aggregate. In addition, Apio has product liability insurance with limits in the amount of $41.0 million per occurrence and $42.0 million in the annual aggregate. There can be no assurance that such coverage is adequate or will continue to be available at an acceptable cost, if at all. A product liability claim, product recall or other claim with respect to uninsured liabilities or in excess of insured liabilities could have a material adverse effect on the Company's business, operating results and financial condition.

POSSIBLE VOLATILITY OF STOCK PRICE.

    Factors such as announcements of technological innovations, the attainment of (or failure to attain) milestones in the commercialization of the Company's technology, new products, new patents or changes in existing patents, the acquisition of new businesses or the sale or disposal of a part of the Company's businesses, or development of new collaborative arrangements by the Company, its competitors or other parties, as well as government regulations, investor perception of the Company, fluctuations in the Company's operating results and general market conditions in the industry may cause the market price of the Company's common stock to fluctuate significantly. In addition, the stock market in general has recently experienced extreme price and volume fluctuations, which have particularly affected the market prices of technology companies and which have been unrelated to the operating performance of such companies. These broad fluctuations may adversely affect the market price of the Company's common stock.

FINANCIAL AND ACCOUNTING CHANGES.

    In order to address certain deficiencies in Apio's management information systems and accounting systems, Apio has restructured its financial and accounting department, including hiring a chief financial officer and a new controller, and retained consultants who have worked with Apio to improve accounting processes and procedures. Apio management believes that such changes will improve its managing of operations, including delivering complete and accurate financial statements to Landec's corporate offices in a more timely manner. However, the Company can give no assurances that it will be able to effect such changes in the management information systems and accounting systems in a timely manner or that any delay will not have a material adverse effect on the Company's business, financial condition and results of operations.

INTRODUCTION OF THE EURO.

    On January 1, 1999, certain member states of the European Economic Community fixed their respective currencies to a new currency, commonly known as the "Euro". During the three years beginning on January 1, 1999, business in these countries will be conducted both in the existing national currency, as well as the Euro. Companies operating in or conducting business in these countries will need to ensure that their financial and other software systems are capable of processing transactions and properly handling the existing currencies and the Euro. Based on the current level of direct European business conducted by the Company, and also because the Company expects that any transactions in Europe in the near future will be priced in U.S. dollars, the Company does not expect that introduction and use of the Euro will materially affect the Company's business. The Company will continue to evaluate the impact over time of the introduction of the Euro. However, if the Company encounters unexpected opportunities or difficulties in Europe, the Company's business could be adversely affected, including the inability to bill customers and to pay suppliers for transactions denominated in the Euro and the inability to properly record transactions denominated in the Euro in the Company's financial statements.

IMPACT OF YEAR 2000.

    The Year 2000 issue concerns the potential inability of computer applications, other information technology systems, and certain software-based "embedded" control systems to recognize and process properly, date-sensitive information in the Year 2000 and beyond. The Company could suffer material adverse impacts on its operations and financial results if the applications and systems used by the Company, or by third parties with whom the Company does business, do not accurately or adequately process or manage dates or other information as a result of the Year 2000 issue.

    The Company has certain key relationships with customers, vendors and outside service providers. The Company is primarily relying upon the voluntary disclosures from third parties for this review of their Year 2000 readiness. Failure by the Company's key customers, vendors and outside service providers to adequately address the Year 2000 issue could have a material adverse impact on the Company's operations and financial results.

                                USE OF PROCEEDS

    We will not receive any proceeds from the sale of the Shares by the Selling Stockholders in the offering; all net proceeds will go to the Selling Stockholders.

                              SELLING STOCKHOLDERS

    The following table sets forth certain information as of January 24, 2000 with respect to the Selling Stockholders. The following table assumes that the Selling Stockholders sell all of the shares offered by this prospectus. We are unable to determine the exact number of shares that actually will be sold.

    The number and percentage of shares of Common Stock beneficially owned is based on 15,923,962 shares outstanding at January 24, 2000 determined in accordance with Rule 13d-3 of the Exchange Act, plus in the case of Frederick Frank, the shares issuable upon conversion of the Series A Preferred Stock. The information is not necessarily indicative of beneficial ownership for any other purpose. Under Rule 13d-3, beneficial ownership includes any shares as to which an individual has sole or shared voting power or investment power, and also includes shares which an individual has the right to acquire within 60 days of January 24, 2000 through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned.

                                            COMMON SHARES                              COMMON SHARES
                                       BENEFICIALLY OWNED PRIOR                   BENEFICIALLY OWNED AFTER
                                             TO OFFERING            NUMBER OF             OFFERING
                                       ------------------------   COMMON SHARES   ------------------------
          BENEFICIAL OWNERS              NUMBER      PERCENTAGE   BEING OFFERED     NUMBER      PERCENTAGE
          -----------------            -----------   ----------   -------------   -----------   ----------
Frederick Frank(1)...................   1,666,670       9.47%       1,666,670              0          0%

Nicholas Tompkins(2).................     416,666       2.62          138,889        277,777       1.74

Kathleen Tompkins....................     416,667       2.62          138,889        277,778       1.74

Timothy Murphy.......................     833,333       5.23          277,777        555,556       3.49

John Maulhardt.......................     208,333       1.31           69,444        138,889          *

Roy Killgore.........................     208,334       1.31           69,445        138,889          *

The Edward W. Silva Jr. Revocable
  Trust dated August 6, 1989.........     208,333       1.31           69,444        138,889          *

The Larry J. Silva Revocable Trust
  Dated July 31, 1990................     208,334       1.31           69,445        138,889          *

Lehman Brothers Inc..................      62,500          *           62,500              0          0%

------------------------

*   Less than one percent.

(1) Frederick Frank is a Director of Landec. His shares consist of 166,667 shares of Series A Preferred Stock that are convertible into 1,666,670 shares of Common Stock.

(2) Nicholas Tompkins is the Senior Vice President of Landec.

    Pursuant to a Series A Preferred Stock Purchase Agreement (the "Purchase Agreement") dated November 19, 1999, by and among the Company and Frederick Frank, the Company completed a financing that raised approximately
$10.0 million, through a private placement of its Series A-1 Preferred Stock and Series A-2 Preferred Stock (the "Preferred Stock"). Pursuant to the Purchase Agreement, the Company issued 166,667 shares of Preferred Stock of the Company at $60.00 per share (representing 1,666,670 shares of common stock on an as-converted basis). Frederick Frank was elected as a director of the Company in December 1999. In accordance with the Purchase Agreement, the 1,666,670 shares of common stock issuable upon conversion of the Preferred Stock owned by Frederick Frank are being registered hereby.

    On December 2, 1999, Landec acquired Apio, Inc., a California corporation ("Apio"), by the statutory merger of Apio with and into Bush Acquisition Corporation, a Delaware corporation ("BAC") and a wholly owned subsidiary of the Company (the "Merger"). The Company also acquired all of the outstanding shares and partnership interests of South Coast Paper Company, Inc., Pacific West Produce Marketing, Inc., Cal Ex Trading Company, and Apio Produce Sales (the "Related Entities"). The acquisitions were accomplished pursuant to an Agreement and Plan of Merger and Purchase Agreement (the "Agreement") dated as of November 29, 1999 among the Company, BAC, Apio, the Related Entities and the stockholders and partners of the Related Entities (the "Stockholders"). Upon the closing, the Company paid $8.9 million in cash and issued 2,500,000 shares of the Company's common stock to the Stockholders. In addition, the Agreement provides for future payments to the Stockholders of up to $16.75 million, with $10.0 million of that amount based on Apio achieving certain performance milestones. In accordance with the Agreement, 833,333 shares of the common stock are being registered hereby for the Stockholders who received the common stock as part of the consideration for the Merger.

    As compensation for services rendered by Lehman Brothers Inc. in connection with the closing of the Merger, the Company issued 62,500 shares of common stock to Lehman Brothers Inc. and agreed to register such shares hereunder. From time to time, Lehman Brothers Inc. or its affiliates have provided, and may continue to provide, investment banking services to the Company, for which they received or will receive customary fees.

                              PLAN OF DISTRIBUTION

    Resales of the Shares by the Selling Stockholders may be made on the Nasdaq National Market, in the over-the-counter market or in private transactions. The shares will be offered for sale on terms to be determined when the agreement to sell is made or at the time of sale, as the case may be. The Selling Stockholders may sell some or all of the Shares in transactions involving broker-dealers who may act solely as agent and or may acquire shares as principal. Broker-dealers participating in such transactions as agent may receive commissions from the Selling Stockholders (and, if they act as agent for the purchaser of such shares, from such purchaser), such commissions computed in appropriate cases in accordance with the applicable rules of NASDAQ, which commissions may be at negotiated rates where permissible under such rules. Participating broker-dealers may agree with the Selling Stockholders to sell a specific number of shares at a stipulated price per share and, to the extent such broker-dealer is unable to do so acting as agent, for the Selling Stockholders to purchase as principal any unsold shares at the price required to fulfill the broker-dealer's commitment to the Selling Stockholders. Any such sales may be by block trade.

    The Selling Stockholders and any underwriters, dealers or agents who participate in the distribution of the Shares may be deemed to be "underwriters" under the Securities Act of 1933. Any discount, commission or concession received by such persons might be deemed to be an underwriting discount or commission under the Securities Act. We have agreed to indemnify the Selling Stockholders against certain liabilities arising under the Securities Act.

    The Selling Stockholders will pay selling commissions or brokerage fees, if any, with respect to the sale of the common stock offered by this prospectus in amounts customary for this type of transaction. Each Selling Stockholder will also pay all applicable transfer taxes and fees for its legal counsel incurred in connection with the sale of the Shares, except that the Company has agreed to pay the reasonable legal fees of counsel to Frederick Frank.

    The anti-manipulation rules under the Securities Exchange Act of 1934 may apply to sales of the shares offered by this prospectus in the market.

    We have agreed to maintain the effectiveness of this registration statement until the sale of all the Shares offered by this prospectus, but in no event after first anniversary of the effective date of the Registration Statement. No sales may be made pursuant to this prospectus after the expiration date unless we amend or supplement this prospectus to indicate that we have agreed to extend the period of effectiveness. The Selling Stockholders may sell all, some or none of the Shares offered by this prospectus.

    From time to time, Lehman Brothers Inc. or its affiliates have provided, and may continue to provide, investment banking services to the Company, for which they received or will receive customary fees.

                                 LEGAL MATTERS

    The validity of the issuance of the common stock offered hereby will be passed upon by Orrick, Herrington & Sutcliffe LLP, Menlo Park, California.

                                    EXPERTS

    Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended October 31, 1999, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and special reports and other information with the U.S. Securities and Exchange Commission (the "SEC"). You may read and copy any document that we have filed at the SEC's public reference rooms located at 450 Fifth Street N.W., Room 1024, Washington, D.C. 20549, and at the SEC's regional offices located at World Trade Center, 13th Floor, New York, New York 10048 and at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the SEC at 1-800-732-0330 for more information about the Public Reference Room facilities. Our SEC filings are also available to you free of charge at the SEC's website at http://www.sec.gov.

    Our common stock is quoted on the Nasdaq National Market under the symbol "LNDC." Copies of publicly available documents that have been filed with the SEC can be inspected and copied at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

    We have filed a registration statement on Form S-3 with the SEC that covers the securities offered hereby. This prospectus is part of the registration statement, however, the prospectus does not include all of the information included in the registration statement and its exhibits. As a result, you should refer to the registration statement for additional information about us and the common stock offered under this prospectus. Statements that we make in this prospectus relating to any documents filed as an exhibit to the registration statement or any document incorporated by reference into the registration statement are not necessarily complete and you should review the referenced document itself for a complete understanding of its terms.

    The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede previously filed information, including information contained in this document.

    We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering has been completed.

    (a) Our Annual Report on Form 10-K, for the year ended October 31,1999;

    (b) Our Current Report on Form 8-K filed with the SEC on December 17, 1999; and

    (c) The description of our Common Stock contained in our Registration Statement on Form 8-A filed with the SEC on December 21, 1995.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the termination of the offering, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing such documents.

    You may request free copies of these filings by writing or telephoning us at the following address: Gregory Skinner, Chief Financial Officer, Landec Corporation, 3603 Haven Avenue, Menlo Park, California 94025-1010
(650) 306-1650.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THE PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY SELLING STOCKHOLDER. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY STATE IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                            ------------------------

                               TABLE OF CONTENTS

                                          PAGE
                                        --------

The Company...........................      2

Risk Factors..........................      3

Use Of Proceeds.......................     11

Selling Stockholders..................     11

Plan Of Distribution..................     12

Legal Matters.........................     13

Experts...............................     13

Where You Can Find More Information...     13

                                2,562,503 SHARES

                               LANDEC CORPORATION

                                  COMMON STOCK

                             ---------------------

                                   PROSPECTUS

                             ---------------------

                                _________, 2000

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the costs and expenses payable by the Registrant in connection with the distribution of the Common Stock being registered. All amounts are estimated, except the SEC registration fee, and the Nasdaq listing fee:

SEC registration fee........................................  $ 4,144
Accounting fees and expenses................................  $ 3,000
Legal fees and expenses.....................................  $25,000
Miscellaneous...............................................  $   856
                                                              -------
  Total.....................................................  $33,000
                                                              =======

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Registrant's Articles of Incorporation reduce the liability of a director to the corporation or its shareholders for monetary damages for breaches of his or her fiduciary duty of care to the fullest extent permissible under California law. The Bylaws of the Registrant further provide for indemnification of corporate agents to the maximum extent permitted by the California Corporations Code. In addition, the Registrant has entered into Indemnification Agreements with its officers and directors.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (A) EXHIBITS

EXHIBIT
NUMBER                              EXHIBIT
-------                             -------

  2.1 Form of Agreement and Plan of Merger and Purchase Agreement by and among the Registrant, Bush Acquisition Corporation, a wholly-owned subsidiary of the Registrant, Apio, Inc., South
          Coast Paper Company, Inc., Pacific West Produce Marketing,
          Inc., CalEx Trading Company, Apio Produce Sales, and each of the respective shareholders of Apio, Inc., South Coast Paper
          Company, Inc., Pacific West Produce Marketing, Inc., and
          CalEx Trading Company, and the constituent partners of Apio
          Produce Sales, dated November 29, 1999 (incorporated by reference to exhibit 2.1 to the Registrant's current report on Form 8-K filed on Dec. 17, 1999, Commission File No.
          0-27446).

  4.1     Series A Preferred Stock Purchase Agreement between the
          Registrant and Frederick Frank, dated as of November 19,
          1999 (incorporated by reference to exhibit 4.1 to the Registrant's current report on Form 8-K filed on Dec. 17, 1999, Commission File No. 0-27446).

  5.1 Opinion of Orrick, Herrington & Sutcliffe LLP as to legality of the shares of Common Stock.

 23.1     Consent of Ernst & Young LLP.

 23.2     Consent of Orrick, Herrington & Sutcliffe LLP (See
          Exhibit 5.1).

 24.1     Powers of Attorney (see Page II-4).

ITEM 17. UNDERTAKINGS

    A. The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment to those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     B. The undersigned Registrant hereby undertakes that for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

     C. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the provisions described in
Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Menlo Park, State of California, on this 26th day of January, 2000.

                                                       LANDEC CORPORATION

                                                       By:              /s/ GARY T. STEELE
                                                            -----------------------------------------
                                                                          Gary T. Steele
                                                              CHIEF EXECUTIVE OFFICER AND PRESIDENT

                               POWER OF ATTORNEY

    KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Gary T. Steele and Gregory S. Skinner and each of them, his attorney-in-fact, with the power of substitution, to sign any amendments to this Registration Statement (including post-effective amendments), and to file same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitute, may do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                      SIGNATURE                                  CAPACITY                   DATE
                      ---------                                  --------                   ----
                                                       Chief Executive Officer,
                 /s/ GARY T. STEELE                      President and Director
     -------------------------------------------         (Principal Executive         January 26, 2000
                   Gary T. Steele                        Officer)

                                                       Vice President and Chief
               /s/ GREGORY S. SKINNER                    Financial Officer
     -------------------------------------------         (Principal Financial         January 26, 2000
                 Gregory S. Skinner                      Officer and Principal
                                                         Accounting Officer)

               /s/ STEPHEN E. HALPRIN
     -------------------------------------------       Director                       January 26, 2000
                 Stephen E. Halprin

                 /s/ KIRBY L. CRAMER
     -------------------------------------------       Director                       January 26, 2000
                   Kirby L. Cramer

           /s/ RICHARD S. SCHNEIDER, PH.D.
     -------------------------------------------       Director                       January 26, 2000
             Richard S. Schneider, Ph.D.

                 /s/ RICHARD DULUDE
     -------------------------------------------       Director                       January 26, 2000
                   Richard Dulude

             /s/ DAMION E. WICKER, M.D.
     -------------------------------------------       Director                       January 26, 2000
               Damion E. Wicker, M.D.

                 /s/ FREDERICK FRANK
     -------------------------------------------       Director                       January 26, 2000
                   Frederick Frank

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                              EXHIBIT
-------                             -------

  2.1 Form of Agreement and Plan of Merger and Purchase Agreement by and among the Registrant, Bush Acquisition Corporation, a wholly-owned subsidiary of the Registrant, Apio, Inc., South
          Coast Paper Company, Inc., Pacific West Produce Marketing,
          Inc., CalEx Trading Company, Apio Produce Sales, and each of the respective shareholders of Apio, Inc., South Coast Paper
          Company, Inc., Pacific West Produce Marketing, Inc., and
          CalEx Trading Company, and the constituent partners of Apio
          Produce Sales, dated November 29, 1999 (incorporated by reference to exhibit 2.1 to the Registrant's current report on Form 8-K filed on Dec. 17, 1999, Commission File No.
          0-27446).

  4.1     Series A Preferred Stock Purchase Agreement between the
          Registrant and Frederick Frank, dated as of November 19,
          1999 (incorporated by reference to exhibit 4.1 to the Registrant's current report on Form 8-K filed on Dec. 17, 1999, Commission File No. 0-27446).

  5.1 Opinion of Orrick, Herrington & Sutcliffe LLP as to legality of the shares of Common Stock.

 23.1     Consent of Ernst & Young LLP.

 23.2     Consent of Orrick, Herrington & Sutcliffe LLP (See Exhibit
          5.1).

 24.1     Powers of Attorney (see Page II-4).